Exhibit 99.1

NEWS RELEASE Xcel Energy Media Relations 414 Nicollet Mall, 7th floor Minneapolis, MN 55401 612-215-5300 www.xcelenergy.com

December 11, 2008

Bonavia to leave Xcel Energy

MINNEAPOLIS – Xcel Energy announced today that Paul Bonavia, president of the company’s Utilities Group, will resign effective Dec. 19 to become chairman, president and CEO of UniSource Energy Corp. based in Tucson, Ariz.

The Utilities Group comprises the four operating companies of Xcel Energy: Northern States Power Co.-Minnesota, Northern States Power Co.-Wisconsin, Public Service Co. of Colorado and Southwestern Public Service Co. It also includes five major functional areas: Asset Management, Government and Regulatory Affairs, Marketing, Resource Planning and Acquisition, and Transmission.

“Paul has provided exceptional service to Xcel Energy and our customers for many years, and we wish him well in his new job,” said Richard C. Kelly, chairman, president and CEO of Xcel Energy, who will assume management responsibilities for Utilities Group on an interim basis.

Prior to his current role, Bonavia served as president of Xcel Energy’s Commercial Enterprises business unit, with responsibility for leading Xcel Energy’s core business growth strategy, and he also previously served as president of the company’s Energy Markets unit.

Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company with regulated operations in eight Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

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